Exhibit 10.67

PBG

EXECUTIVE INCOME

DEFERRAL PROGRAM

2009 Restatement

PBG

Executive Income Deferral Program

2009 Restatement

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ARTICLE I – HISTORY AND PURPOSE

1.1 History and Purpose. The Pepsi Bottling Group, Inc. (the “Company”) established the PBG Executive Income Deferral Program (the “Plan”) to permit Eligible Executives to defer base pay and certain other compensation under its executive compensation programs. The Plan was originally adopted effective as of April 7, 1999. Thereafter, the Plan was amended and restated in its entirety effective as of October 11, 2000 (subject to other specific effective dates set forth therein).

The earned and vested account balances in the Plan were frozen as of December 31, 2004, except for adjustments for earnings and losses, because of Section 409A of the Internal Revenue Code enacted by the American Jobs Creation Act of 2004 (“Section 409A”). Contributions after 2004 and amounts that were not vested as of December 31, 2004, were credited to separate accounts designed to comply with Section 409A. This 2009 Restatement governs payment of amounts credited to such separate accounts.

1.2 Type of Plan. For federal income tax purposes, the Plan is intended to be a nonqualified unfunded deferred compensation plan. For purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) the Plan is intended to be a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly compensated employees.

1.3 Effect of Restatement. This 2009 Restatement is effective January 1, 2009, except as otherwise explicitly provided in this document.

The Plan document as in effect on October 3, 2004, without regard to this amendment and restatement, is referred to herein as the Pre-409A Program. Each Participant’s vested account as of December 31, 2004, as adjusted for earnings or losses in accordance with the Pre-409A Program, are referred to as the Grandfathered Accounts. Payment of benefits credited to Grandfathered Accounts shall be governed by the Pre-409A Program. The preservation of the terms of the Pre-409A Program, without material modification, with respect to the Grandfathered Accounts, is intended to permit the Grandfathered Accounts to remain exempt from Section 409A, and the administration of the Plan shall be consistent with this intent.

Contributions for periods on or after January 1, 2005, and amounts that became vested on or after January 1, 2005, as adjusted for earnings and losses, are credited to separate accounts. Payment of amounts during the period after 2004 and before 2009 that were credited to such non-grandfathered accounts were administered in accordance with a good faith interpretation of Section 409A, as documented in part in interim Plan restatement drafts, Plan summaries and administration forms.

On and after January 1, 2009, payment of amounts credited to such non-grandfathered accounts shall be governed by this 2009 Restatement, as amended from time to time.

ARTICLE II – DEFINITIONS

When used in this 2009 Restatement of the Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.1 Account. The account maintained for a Participant on the books of his or her Employer to determine, from time to time, the Participant’s interest under this Plan. The balance in such Account shall be determined by the Recordkeeper pursuant to any guidelines established by the Plan Administrator. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.1. The Recordkeeper may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. The Recordkeeper may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.2 Act. The Securities Exchange Act of 1934, as amended.

2.3 Base Compensation. An Eligible Executive’s base salary, to the extent payable in U.S. dollars from an Employer’s U.S. payroll.

2.4 Beneficiary. The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the Participant’s Account in the event of the Participant’s death.

2.5 Bonus Compensation. An Eligible Executive’s annual incentive award under his or her Employer’s annual incentive plan or the PBG Executive Incentive Compensation Plan, to the extent payable in U.S. dollars from an Employer’s U.S. payroll.

2.6 Code. The Internal Revenue Code of 1986, as amended from time to time.

2.7 Company. The Pepsi Bottling Group, Inc. (also referred to herein as “PBG”), a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

2.8 Deferral Subaccount. A Subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Base Compensation and Bonus Compensation, and earnings or losses credited to such Subaccount in accordance with Section 5.1(b).

2.9 Distribution Valuation Date. Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account. The current Distribution Valuation Dates are March 31, June 30, September 30 and December 31. Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in the time of payment that is impermissible under Section 409A. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the immediately preceding business day.

2.10 Election Form. The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Base Compensation or Bonus Compensation (or both) to be deferred and the time and form of his or her deferral payout, pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly contemplated that the Plan Administrator may make available for use such technologies, including voice response systems and electronic forms, as it deems appropriate from time to time.

2.11 Eligible Executive. The term, Eligible Executive, shall have the meaning given to it in Section 3.1.

2.12 Employer. The Company and each of the Company’s subsidiaries and affiliates (if any) that is currently designated as an Employer by the Plan Administrator. An entity shall be an Employer hereunder only for the period that it is (i) so designated by the Plan Administrator, and (ii) a member of the PBG Organization.

2.13 Executive. Any person in an executive classification of an Employer who (i) is receiving remuneration for personal services rendered in the employment of the Employer, and (ii) is paid in U.S. dollars from the Employer’s U.S. payroll.

2.14 Mandatory Deferral. That portion of an Eligible Executive’s Base Compensation that is mandatorily deferred under Section 4.6 pursuant to the requirements established by the Compensation Committee from time to time.

2.15 NAV. The net asset value of a phantom unit in one of the phantom funds offered for investment under the Plan, determined as of any date in the same manner as applies on that date under the actual fund that is the basis of the phantom fund offered by the Plan.

2.16 Participant. Any Executive who is qualified to participate in this Plan in accordance with Section 3.1 and who has an Account. An active Participant is one who is currently deferring under Section 4.1.

2.17 PBG Organization. The controlled group of organizations of which the Company is a part, as defined by Sections 414(b) and (c) of the Code and the regulations issued thereunder. An entity shall be considered a member of the PBG Organization only during the period it is one of the group of organizations described in the preceding sentence.

2.18 Performance Period. The 52/53 week fiscal year of the Employer for which Bonus Compensation is calculated and determined. A Performance Period shall be deemed to relate to the Plan Year in which the Performance Period ends.

2.19 Plan. The PBG Executive Income Deferral Program, the plan set forth herein and in the Pre-409A Program document, as the plan may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.20 Plan Administrator. The Compensation and Management Development Committee of the Board of Directors of the Company (the “Compensation Committee”) or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII.

2.21 Plan Year. The twelve-consecutive month period beginning on January 1 and ending on December 31.

2.22 Recordkeeper. For any designated period of time, the party to whom the Plan Administrator delegates the responsibility to maintain the records of Participant Accounts, process Participant transactions and perform other duties in accordance with any procedures and rules established by the Plan Administrator.

2.23 Retirement. Separation from Service after either (i) attainment of age 55 and the tenth anniversary of the Participant’s initial employment date; or (ii) attainment of age 65 and the fifth anniversary of the Participant’s initial employment date.

For purposes of this section, if a Participant commences employment within the PBG Organization immediately following employment with PepsiCo, Inc., the Participant’s initial employment date shall be the date such Participant first became employed by PepsiCo., Inc.

2.24 Second Look Election. The term Second Look Election shall have the meaning given to it in Section 4.5.

2.25 Section 409A. Section 409A of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.

2.26 Separation from Service. A Participant’s separation from service as defined in Section 409A; provided that for this purpose, the term “service recipient” shall include PepsiCo, Inc. so long as PepsiCo, Inc. or a member of the PepsiCo, Inc. controlled group maintains an ownership interest in the Company of at least 20%. The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.

2.27 Specific Payment Date. A specific date selected by an Eligible Executive that triggers a lump sum payment of a deferral or the start of installment payments for a deferral, as provided in Section 4.4. The Specific Payment Dates that are available to be selected by Eligible Executives shall be determined by the Plan Administrator, and the currently available Specific Payment Dates shall be reflected on the Election Forms that are made available from time to time by the authorization of the Plan Administrator. In the event that an Election Form only provides for selecting a month and a year as the Specific Payment Date, the first day of the month that is selected shall be the Specific Payment Date.

2.28 Specified Employee. The individuals identified in accordance with the principles set forth below.

(a) General. Any Participant who at any time during the applicable year is:

(1) An officer of any member of the PBG Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Section 416(i)(1) of the Code);

(2) A 5-percent owner of any member of the PBG Organization; or

(3) A 1-percent owner of any member of the PBG Organization having annual compensation of more than $150,000.

For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this section, annual compensation means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g). The Plan Administrator shall determine who is a Specified Employee in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith, and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(b) Applicable Year. Except as otherwise required by Section 409A, the Plan Administrator shall determine Specified Employees as of the last day of each calendar year, based on compensation for such year, and such designation shall be effective for purposes of this Plan for the twelve month period commencing on April 1st of the next following calendar year.

(c) Rule of Administrative Convenience. In addition to the foregoing, the Plan Administrator shall treat all other employees classified as E5 and above on the applicable determination date prescribed in subsection (b) (i.e., the last day of each calendar year) as a Specified Employee for purposes of the Plan for the twelve month period commencing on the applicable April 1st date. However, if there are at least 200 Specified Employees without regard to this provision, then it shall not apply. If there are less than 200 Specified Employees without regard to this provision, but full application of this provision would cause there to be more than 200 Specified Employees, then (to the extent necessary to avoid exceeding 200 Specified Employees) those employees classified as E5 and above who have the lowest base salaries on such applicable determination date shall not be Specified Employees.

2.29 Unforeseeable Emergency. A severe financial hardship to the Participant resulting from:

(a) An illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code) of the Participant;

(b) Loss of the Participant’s property due to casualty; or

(c) Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The Recordkeeper shall determine the occurrence of an Unforeseeable Emergency in accordance with Treas. Reg. §1.409A-3(i)(3) and any guidelines established by the Plan Administrator.

2.30 Valuation Date. Each date, as determined by the Recordkeeper, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

3.1 Eligibility to Participate.

(a) In General.

(1) Subject to the election timing rules of Article IV, an Executive who is classified as salary band E1 or above shall be eligible to defer compensation under the Plan, provided that an Eligible Executive who makes an irrevocable election to participate for a Plan Year shall remain an Eligible Executive for the remainder of that Plan Year regardless of whether such Executive is subsequently classified in a salary band below E1. An individual who becomes an Eligible Executive during a Plan Year may make a deferral election for that Plan Year only if such individual satisfies the requirements for newly-eligible status under Section 409A. Any such election shall be subject to the election restrictions set forth in Article IV.

(2) Notwithstanding Paragraph (1) above, from time to time the Plan Administrator may modify, limit or expand the class of Executives eligible to defer hereunder, pursuant to criteria for eligibility that need not be uniform among all or any group of Executives; provided that the Plan Administrator may remove an Executive from eligibility to participate effective only as of the end of a Plan Year.

(b) During the period an individual satisfies all of the eligibility requirements of this section, he or she shall be referred to as an Eligible Executive.

(c) Each Eligible Executive becomes an active Participant on the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Executive to the Recordkeeper (or, if authorized, the Plan Administrator) under Section 4.1.

3.2 Termination of Eligibility to Defer. An individual’s eligibility to participate actively by making deferrals (or a deferral election) under Article IV shall cease upon the “Election Termination Date” (as defined below) occurring after the earliest of:

(a) Subject to Section 4.1(b), the date he or she Separates from Service; or

(b) The date the Executive ceases to be eligible under criteria described in Section 3.1(a)(2) above.

3.3 Termination of Participation. An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE IV – DEFERRAL OF COMPENSATION

4.1 Deferral Election.

(a) Deferrals of Base Compensation. Each Eligible Executive may make an election to defer under the Plan any whole percentage (up to 80%) of his or her Base Compensation in the manner described in Section 4.2. A newly Eligible Executive may only defer the portion of his or her eligible Base Compensation that is earned for services performed after the date of his or her election. Subject to the foregoing sentence, any Base Compensation deferred by an Eligible Executive for a Plan Year shall will be deducted each pay period during the Plan Year for which he or she has Base Compensation and is an Eligible Executive. Base Compensation paid after the end of a Plan Year for services performed during the final payroll period of the preceding Plan Year shall be treated as Base Compensation for services in the subsequent Plan Year.

(b) Deferrals of Bonus Compensation.

(1) General Rules. Each Eligible Executive may make an election to defer under the Plan any whole percentage (up to 100%) of his or her Bonus Compensation in the manner described in Section 4.2. An Eligible Executive that is hired, transferred or promoted into a position eligible for the Plan during a Plan Year may not defer any portion of his or her Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is hired, transferred or promoted; provided that a promoted Executive may elect to defer Bonus Compensation if such Executive was eligible for such compensation as of the first day of the Plan Year. The percentage of Bonus Compensation deferred by an Eligible Executive for a Plan Year will be deducted from his or her payment under the applicable compensation program at the time it would otherwise be paid, provided he or she satisfies all conditions for payment that would apply in the absence of a deferral.

(2) Performance Criteria. Notwithstanding subsection (b)(1) above, an Eligible Executive shall not be eligible to defer Bonus Compensation for a Plan Year unless the Bonus Compensation is contingent on the satisfaction of organizational or individual performance criteria for the Performance Period that relates to the Plan Year, such criteria have been established in writing by not later than 90 days after the beginning of the applicable Performance Period, and the Bonus Compensation satisfies the requirements for performance-based compensation under 409A.

(c) Election Form Rules. To be effective in deferring Base or Bonus Compensation, an Eligible Executive’s Election Form must set forth the percentage of Base/Bonus Compensation (whichever applies) to be deferred, and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.2. To avoid the application of certain default choices, the Eligible Executive may also specify the deferral period under Section 4.3, and the form of payment under Section 4.4. It is contemplated that an Eligible Executive will specify the investment choice under Section 5.2 (in multiples of 5%) for the Eligible Executive’s deferral. However, this is not a condition for making an effective election.

4.2 Time and Manner of Deferral Election.

(a) Deferrals of Base Compensation. Ordinarily, an Eligible Executive must make a deferral election for a Plan Year with respect to Base Compensation no later than October 31 of the year prior to the Plan Year in which the Base Compensation would otherwise be paid. However, an individual who newly becomes an Eligible Executive will have 30 days from the date the individual becomes an Eligible Executive to make a deferral election with respect to Base Compensation that is earned for services performed after the election is received (the “30-Day Election Period”). The 30-Day Election Period may be used to make an election for Base Compensation that otherwise would be paid in the Plan Year in which the individual becomes an Eligible Executive. In addition, the 30-Day Election Period may be used to make an election for Base Compensation that would otherwise be paid in the next Plan Year (i.e., the Plan Year following when the individual becomes an Eligible Executive), if the individual becomes an Eligible Executive after October 1 and not later than December 31 of a Plan Year. Thus, if a Base Compensation deferral election for a Plan Year is made after October 31 of the prior Plan Year in reliance on the 30-day rule, then the Plan Administrator shall apply the restriction that the election may only apply to Base Compensation earned for services performed after the date the election is received.

(b) Deferrals of Bonus Compensation. An Eligible Executive must make a deferral election with respect to his or her Bonus Compensation at least six months prior to the end of the Performance Period for which the applicable Bonus Compensation is paid, and this election will be the Eligible Executive’s bonus deferral election for the Plan Year to which the Performance Period relates.

(c) General Provisions. A separate deferral election under (a) or (b) above must be made by an Eligible Executive for each category of a Plan Year’s compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Recordkeeper (or, if authorized, the Plan Administrator) by the prescribed time in (a) and (b) above, the Eligible Executive will be deemed to have elected not to defer any Base Compensation or Bonus Compensation, as the case may be, for the applicable Plan Year. Except as provided in the next sentence, an election is irrevocable once received and determined by the Plan Administrator to be properly completed (and in all cases shall be irrevocable not later than the latest date permitted under Section 409A for the applicable kind of initial election). Increases or decreases in the percentage a Participant elects to defer shall not be permitted during a Plan Year; provided that if a Participant receives a hardship distribution under a cash or deferred profit sharing plan that is sponsored by a member of the PBG Organization and such plan requires that deferrals be suspended for a period of time following the hardship distribution, the Plan Administrator shall cancel the Participant’s deferral election so that no deferrals shall be made during such suspension period. If an election is cancelled because of a hardship distribution, any later deferral elections shall be subject to the provisions governing initial deferral elections. Notwithstanding the preceding three sentences, to the extent necessary because of circumstances beyond the control of the Executive, the Plan Administrator may grant an extension of any election period and may permit (to the extent deemed necessary for orderly Plan administration or to avoid undue hardship to an Eligible Executive) the modification of an election. Any such extension or modification shall be available only if (1) it does not extend the time for making an election beyond the latest time permitted under Section 409A, (2) the Plan Administrator determines that it otherwise meets the minimum requirements of Section 409A and is desirable for Plan administration, and (3) only upon such conditions as may be required by the Plan Administrator.

4.3 Period of Deferral. An Eligible Executive making a deferral election shall specify a deferral period on his or her Election Form by designating either a Specific Payment Date or the date he or she incurs a Separation from Service. Notwithstanding an Eligible Executive’s actual election of a Specific Payment Date, an Eligible Executive shall be deemed to have elected a period of deferral of not less than:

(a) For Base Compensation, at least one year after the end of the Plan Year during which the Base Compensation would have been paid absent the deferral; and

(b) For Bonus Compensation, at least two years after the date the Bonus Compensation would have been paid absent the deferral.

In the case of a deferral to a Specific Payment Date, if an Eligible Executive’s Election Form either fails to specify a period of deferral or specifies a period less than the applicable minimum, the Eligible Executive shall be deemed to have selected a Specific Payment Date equal to the minimum period of deferral as provided in subsections (a) and (b) above.

4.4 Form of Deferral Payment. An Eligible Executive making a deferral election shall specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments to be paid over a period of no more than 20 years. Any election for installment payments shall also specify (a) the frequency for which installment payments shall be paid, which shall be quarterly, semi-annually and annually and (b) the fixed number of years over which installments are to be paid. If an Eligible Executive fails to make a form of payment election for a deferral as provided above, he or she shall be deemed to have elected a lump sum payment.

4.5 Second Look Election.

(a) General. Subject to subsection (b) below, a Participant who has made a valid initial deferral in accordance with the foregoing provisions of this Article that provides for payment on a Specified Payment Date may subsequently make another one-time election regarding the time and/or form of payment of his or her deferral. This opportunity to modify the Participant’s initial election is referred to as a “Second Look Election.”

(b) Requirements for Second Look Elections. A Second Look Election must comply with all of the following requirements:

(1) If a Participant’s initial election specified payment based on a Specific Payment Date, the Participant may only make a Second Look Election if the election is made at least twelve months before the Participant’s original Specific Payment Date. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that is at least 5 years after the original Specific Payment Date.

(2) A Second Look Election will not be effective until twelve months after it is made.

(3) A Separation from Service may not be specified as the payout date resulting from a Second Look Election.

(4) A Participant may make only one Second Look Election for each individual deferral, and all Second Look Elections must comply with all of the requirements of this Section 4.5.

(5) A Participant who changes the form of his or her payment election from lump sum to installments will be subject to the provisions of the Plan regarding installment payment elections in Section 4.4, and such installment payments must begin no earlier than 5 years after when the lump sum payment would have been paid based upon the Participant’s initial election.

(6) If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect installment payments over a greater number of years, the election will be subject to the provisions of the Plan regarding installment payment elections in Section 4.4, and the first payment date of the new installment payment schedule must be no earlier than 5 years after the first payment date that applied under the Participant’s initial installment election.

(7) If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect instead payment in a lump sum, the earliest payment date of the lump sum must be no earlier than five years after the first payment date that applied under the Participant’s initial installment election.

(8) For purposes of this section, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.

A Second Look Election will be void and payment will be made based on the Participant’s original election under Sections 4.3 and 4.4 if all of the provisions of the foregoing Paragraphs of this subsection are not satisfied in full. However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of this subsection, the Participant’s original election shall be superseded (including the Specific Payment Date specified therein), and this original election shall not be taken into account with respect to the deferral that is subject to the Second Look Election.

(c) Plan Administrator’s Role. Each Participant has the sole responsibility to elect a Second Look Election by contacting the Recordkeeper (or, if authorized, the Plan Administrator) and to comply with the requirements of this section. The Plan Administrator or the Recordkeeper may provide a notice of a Second Look Election opportunity to some or all Participants, but the Recordkeeper and Plan Administrator is under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants). The Recordkeeper and the Plan Administrator have no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this section or in Section 409A.

4.6 Mandatory Deferrals.

(a) In General. As provided in this section, Base Compensation may be deferred under the Plan on a non-elective basis. In the case of an Eligible Executive whose Base Compensation for a Plan Year is determined by the Compensation Committee, the Compensation Committee may require a portion of the Eligible Executive’s Base Compensation for the Plan Year to be deferred under the Plan. Such portion of the Eligible Executive’s Base Compensation that the Compensation Committee requires to be deferred under this Section 4.6 on a non-elective basis shall be referred to as a “Mandatory Deferral.”

(b) Time for Committee’s Determination. If, prior to the decision by the Compensation Committee with respect a Mandatory Deferral, the Eligible Executive has not earned a binding right to the portion of his Base Compensation that is to be deferred mandatorily, the Compensation Committee may require the deferral of such Base Compensation not later than when the Eligible Executive earns a binding right to the Base Compensation. However, if the Eligible Executive has already earned a binding right to some or all of the Base Compensation to be deferred mandatorily, then to be effective hereunder any determination by the Compensation Committee to require deferral of such portion of the Eligible Executive’s Base Compensation must be made no later than December 31st of the year prior to the Plan Year in which such portion of Base Compensation would otherwise be paid and as of December 31st of such prior year the determination shall be irrevocable. Any Mandatory Deferral for a Plan Year shall be credited to a separate Deferral Subaccount for such Plan Year.

(c) Time and Form of Payment. At the time that the Compensation Committee provides for the Mandatory Deferral of an Eligible Executive’s Base Compensation, the Compensation Committee shall (1) designate a Specific Payment Date for such Mandatory Deferral within the parameters of Section 4.3, and (2) designate a form of payment for such Mandatory Deferral (e.g., lump sum or installments) within the parameters of Section 4.4(a). The Compensation Committee may retain the right to change the time and form of payment of any Mandatory Deferral, but any such change must meet the requirements of Section 4.5 (applied as if the decision by the Compensation Committee were a decision by the Eligible Executive).

The Eligible Executive shall be entitled to elect to change the time and form of payment under Section 4.5 only to the extent expressly permitted by the Compensation Committee.

ARTICLE V – INTERESTS OF PARTICIPANTS

5.1 Accounting for Participants’ Interests.

(a) Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Base Compensation or Bonus Compensation made by the Participant under this Plan. A Participant’s deferral shall be credited to his or her Account as soon as practicable following the date the compensation would be paid in the absence of a deferral. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals (and his or her Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

(b) Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his or her Account had actually been invested as directed by the Participant in accordance with this Article. The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of his or her Employer’s liability to make deferred payments to or on behalf of the Participant.

5.2 Investment Options.

(a) General. Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis in any combination of phantom investment options specified by the Participant (or following the Participant’s death, by his or her Beneficiary) from those offered by the Plan Administrator for this purpose from time to time. The Plan Administrator may discontinue any phantom investment option with respect to some or all Accounts, and it may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply).

(b) Phantom Investment Options. The basic phantom investment options offered under the Plan are as follows:

(1) Phantom PBG Stock Fund. Participant Accounts invested in this phantom option are adjusted to reflect an investment in the PBG Stock Fund, which is offered under the PBG 401(k) Savings Program. An amount deferred or transferred into this option is converted to phantom units in the PBG Stock Fund by dividing such amount by the NAV of the fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. A Participant’s interest in the Phantom PBG Stock Fund is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to the Participant’s Account on such date by the NAV of a unit in the PBG Stock Fund on such date. If shares of PBG Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom units credited to an Account or Subaccount as the Plan Administrator may determine to be necessary or appropriate. In no event will shares of PBG Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of PBG Common Stock on account of an interest in this phantom option.

(2) Phantom PBG 401(k) Funds. From time to time, the Plan Administrator shall designate which (if any) of the investment options under the PBG 401(k) Savings Program shall be available as phantom investment options under this Plan. Participant Accounts invested in these phantom options are adjusted to reflect an investment in the corresponding investment options under the PBG 401(k) Savings Program. An amount deferred or transferred into one of these options is converted to phantom units in the applicable PBG 401(k) Savings Program fund of equivalent value by dividing such amount by the NAV of a unit in such fund on the date as of which the amount is treated as invested in the option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to his or her Account on such date by the NAV of a unit in the applicable PBG 401(k) Savings Program fund on such date.

(3) Other Funds. From time to time, the Plan Administrator shall designate which (if any) other investment options shall be available as phantom investment options under this Plan. These may be in addition to those provided for above. They may also be in lieu of some or all of them. Any of these phantom investment options shall be administered under procedures implemented from time to time by the Plan Administrator.

5.3 Method of Allocation.

(a) Deferral Elections. With respect to any deferral election by a Participant, the Participant must use his or her Election Form to allocate the deferral in 5% increments among the phantom investment options then offered by the Plan Administrator. If an Election Form related to an original deferral election specifies phantom investment options for less than 100% of the Participant’s deferral, the Recordkeeper shall allocate the Participant’s deferrals to the Phantom Security Plus Fund to the extent necessary to provide for investment of 100% of the Participant’s deferral. If an Election Form related to an original deferral election specifies phantom investment options for more than 100% of the Participant’s deferral, the Recordkeeper shall prorate all of the Participant’s investment allocations to the extent necessary to reduce (after rounding to 5% increments) the Participant’s aggregate investment percentages to 100%.

(b) Fund Transfers. A Participant may reallocate previously deferred amounts in a Deferral Subaccount by properly completing and submitting a fund transfer form provided by the Plan Administrator or Recordkeeper or by following such other non-paper procedures, such as electronically, that the Plan Administrator may designate, and specifying, in 5% increments, the reallocation of his or her Deferral Subaccounts among the phantom investment options then offered by the Plan Administrator for this purpose. If a fund transfer form or other designated method provides for investing less than or more than 100% of the Participant’s Account, it will be void and disregarded. Any fund transfer form that is not void under the preceding sentence shall be effective as of the Valuation Date next occurring after its receipt by the Recordkeeper, but the Plan Administrator or the Recordkeeper may also specify a minimum number of days in advance of which such transfer form must be received in order for the form to become effective as of such next Valuation Date. If more than one transfer form is received on a timely basis for a Deferral Subaccount, the transfer form that the Plan Administrator or Recordkeeper determines to be the most recent shall be followed.

(c) Phantom PBG Stock Fund Restrictions. Notwithstanding the preceding provisions of this section, to the extent necessary to ensure compliance with Rule 16b-3(f) of the Act, the Company may arrange for tracking of any such transaction defined in Rule 16b-3(b)(1) of the Act involving the Phantom PBG Stock Fund and the Company may bar or alter the effective date of any such transaction to the extent it would not be exempt under Rule 16b-3(f). The Company may impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 whenever the Company determines that circumstances warrant. Further, the Company may impose quarterly blackout periods on insider trading in the Phantom PBG Stock Fund as needed (as determined by the Company), timed to coincide with the release of the Company’s quarterly earnings reports. The commencement and termination of these blackout periods in each quarter, the parties to which they apply and the activities they restrict shall be as set forth in the official insider trading policy promulgated by the Company from time to time. These provisions shall apply notwithstanding any provision of the Plan to the contrary except Section 7.6 (relating to compliance with Section 409A).

5.4 Vesting of a Participant’s Account. A participant’s interest in the value of his or her Account shall at all times be 100% vested, which means that it will not forfeit as a result of his or her Separation from Service.

ARTICLE VI – DISTRIBUTIONS

6.1 General Rules. A Participant’s Deferral Subaccount(s) that are governed by the terms of this 2009 Restatement shall be distributed as provided in this Article, subject in all cases to Sections 5.3(c), 6.10 and 7.3(j) (relating to compliance with securities laws with respect to the Phantom PBG Stock Fund). All Deferral Subaccount balances (including those hypothetically invested in the Phantom PBG Stock Fund) shall be distributed in cash. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A. Subsequent reemployment of the Participant shall not affect the payment of the Participant’s Deferral Account for which a payment event previously occurred.

The following general rules shall apply for purposes of interpreting the provisions of this Article VI.

(a) Section 6.2 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date (including pursuant to a Second Look Election) and the Specific Payment Date is reached before the Participant’s (i) Separation from Service (other than for Retirement); or (ii) death. However, if such a Participant Separates from Service (other than for Retirement or death) prior to the Specific Payment Date (or prior to an installment payment pursuant to a Specific Payment Date or Second Look Election), Section 6.3 shall apply to the extent it would result in an earlier distribution. If such a Participant dies prior to the Specific Payment Date (or prior to an installment payment pursuant to a Specific Payment Date), Section 6.4 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account.

(b) Section 6.3 (Distributions on Account of a Separation from Service) applies (i) when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service (other than for Retirement or death); or (ii) when applicable under subsection (a) above.

(c) Section 6.4 (Distributions on Account of Death) applies when the Participant dies. If a Participant is entitled to receive or is receiving a distribution under Section 6.2, 6.3 or 6.5 (see below) at the time of his death, Section 6.4 shall take precedence over those sections to the extent Section 6.4 would result in an earlier distribution of all or part of a Participant’s Account.

(d) Section 6.5 (Distributions on Account of Retirement) applies when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service on account of his or her Retirement. Subsection (c) of this section provides for when Section 6.4 takes precedence over Section 6.5.

(e) Section 6.6 (Distributions on Account of Unforeseeable Emergency) applies when the Participant incurs an Unforeseeable Emergency prior to when a Participant’s Account is distributed under Sections 6.2 through 6.5. In this case, the provisions of Section 6.6 shall take precedence over Sections 6.2 through 6.5 to the extent Section 6.6 would result in an earlier distribution of all or part of the Participant’s Account.

(f) Section 6.7 (Distributions of Mandatory Deferrals) shall apply to all distributions of Mandatory Deferrals, and the provisions of Section 6.7 shall take precedence over Sections 6.2 through 6.6 with respect to distributions of all Mandatory Deferrals.

6.2 Distributions Based on a Specific Payment Date. This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date (including distributions pursuant to a Second Look Election). In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before an amount becomes payable to the Participant on account of (i) the Participant’s Separation from Service (other than for Retirement), or (ii) the Participant’s death, such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:

(a) If a Participant’s Deferral Subaccount is to be paid in the form of a lump sum pursuant to Section 4.4 or 4.5, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date preceding the Participant’s Specific Payment Date, and the resulting amount shall be payable in a single lump sum on the Specific Payment Date.

(b) If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.4 or 4.5, whichever is applicable, the Participant’s first installment payment shall be payable on the Specific Payment Date. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant, except as provided in Sections 6.3, 6.4 and 6.6 (relating to distributions upon Separation from Service (other than Retirement or death), death or Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.8 based on the Distribution Valuation Date immediately preceding the date such installment is payable. Notwithstanding the preceding provisions of this subsection, if the Participant Separates from Service (other than for Retirement) or dies, the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.3 or 6.4 (relating to distributions on account of Separation from Service or death), whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Subaccount.

6.3 Distributions on Account of a Separation from Service. A Participant’s total Account shall be distributed upon the occurrence of a Participant’s Separation from Service (other than for Retirement or death) in accordance with the terms and conditions of this section. When used in this section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for Retirement or death.

(a) Subject to subsection (c), for those Deferral Subaccounts that have a Specific Payment Date (including a Specific Payment Date resulting from a Second Look Election) that is after the Participant’s Separation from Service, such Deferral Subaccounts shall be payable in a single lump sum payment on the first day of the month following the end of the calendar quarter following the quarter in which the Participant’s Separation from Service occurs to the extent such payment would result in an earlier distribution to the Participant.

(b) Subject to subsection (c), if the Participant’s Separation from Service is on or after the Specific Payment Date (including a Specific Payment Date resulting from a Second Look Election) applicable to a Participant’s Deferral Subaccount and the Participant has selected installment payments as the form of distribution for the Deferral Subaccount, then the remainder of such Deferral Subaccount shall be payable in a single lump sum payment on the first day of the month following the end of the calendar quarter following the quarter in which the Participant’s Separation from Service occurs to the extent such payment would result in an earlier distribution to the Participant).

(c) If the Participant is classified as a Specified Employee at the time of the Participant’s Separation from Service (or at such other time for determining Specified Employee status as may apply under Section 409A), then such Participant’s Account shall be payable, to the extent such payment is due as a result of the Participant’s Separation from Service, on the first day of the month following the end of the second calendar quarter following the quarter in which the Participant’s Separation from Service occurs, valued as of the immediately preceding Distribution Valuation Date.

Amounts payable in accordance with this Section 6.3 shall be determined based on the Distribution Valuation Date immediately preceding the date such amount is payable.

6.4 Distributions on Account of Death.

(a) Upon a Participant’s death, the value of the Participant’s Account under the Plan shall be payable in a single lump sum payment on the first day of the month following the end of the calendar quarter following the quarter in which the Participant’s death occurs, valued as of the last Distribution Valuation Date preceding the date such amount becomes payable. If the Participant is receiving installment payments at the time of the Participant’s death, or a Specific Payment Date distribution (including a Specific Payment Date resulting from a Second Look Election) is payable prior to the date an amount is payable under this Section 6.4, such payment or installment payment shall be made in accordance with the terms of the applicable deferral election that governs such payment until the time that the lump sum payment is due to be paid under the preceding sentence of this subsection. Immediately prior to the time that such lump sum payment is scheduled to be paid, all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at such scheduled payment time in a single lump sum. Amounts paid following a Participant’s death, whether a lump sum or installments, shall be paid to the Participant’s Beneficiary.

(b) Each Participant may designate a Beneficiary or Beneficiaries (contingently, consecutively, or successively) of a death benefit and, from time to time, may change his or her designated Beneficiary. A Beneficiary may be a trust. A beneficiary designation shall be made in writing in a form prescribed by the Plan Administrator and delivered to the Plan Administrator while the Participant is alive. If there is no designated Beneficiary surviving at the death of a Participant, payment of any death benefit of the Participant shall be made to the estate of the Participant.

(c) Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Recordkeeper or the Plan Administrator at least 14 days before any such amount is paid out by the Recordkeeper. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, the Recordkeeper or any other party acting for one or more of them.

6.5 Distributions on Account of Retirement. If a Participant incurs a Separation from Service on account of his or her Retirement, the Participant’s Account shall be distributed in accordance with the terms and conditions of this section.

(a) If the Participant’s Retirement is prior to the Specific Payment Date that is applicable to a Deferral Subaccount, the Participant’s deferral election pursuant to Sections 4.3, 4.4 or 4.5 (i.e., time and form of payment) shall continue to be given effect, and the Deferral Subaccount shall be distributed based upon the provisions of subsections (a) and (b) under Section 6.2, whichever applies (relating to distribution based on a Specific Payment Date).

(b) If the Participant has selected payment of his or her deferral on account of Separation from Service, distribution of the related Deferral Subaccount shall commence on the first day of the month following the end of the calendar quarter following the quarter in which the Participant’s Retirement occurs. Such distribution shall be made in either a single lump sum payment (valued as of the immediately preceding Distribution Valuation Date) or in installment payments depending upon the Participant’s deferral election under Sections 4.4 or 4.5. If the Participant is entitled to installment payments, such payments shall be made in accordance with the Participant’s installment election (but subject to acceleration under Sections 6.4 and 6.6 relating to distributions on account of death and Unforeseeable Emergency) and with the installment payment amounts determined under Section 6.8. However, if the Participant is classified as a Specified Employee at the time of the Participant’s Retirement (or at such other time for determining Specified Employee status as may apply under Section 409A), then such Participant’s Account shall not be payable, as a result of the Participant’s Retirement, until the first day of the first calendar quarter that is at least six months after the Participant’s Retirement.

(c) If the Participant is receiving installment payments in accordance with Section 6.2 (relating to distributions on account of a Specific Payment Date) for one or more Deferral Subaccounts at the time of his or her Retirement, such installment payments shall continue to be paid based upon the Participant’s deferral election (but subject to acceleration under Sections 6.4 and 6.6 relating to distributions on account of death and Unforeseeable Emergency).

6.6 Distributions on Account of Unforeseeable Emergency. Prior to the time that an amount would become distributable under Sections 6.2 through 6.5, a Participant may file a written request with the Recordkeeper for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency. After an individual has filed a written request pursuant to this section, along with all supporting material that may be required by the Recordkeeper from time to time, the Recordkeeper shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Recordkeeper determines that an Unforeseeable Emergency has occurred, the Participant shall receive a distribution from his or her Account as soon as administratively practicable thereafter. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.7 Distributions of Mandatory Deferrals. This Section 6.7 shall govern the distribution of all Mandatory Deferrals under the Plan. Unless the Compensation Committee determines otherwise at the time of the Mandatory Deferral or afterwards (subject to the provisions of Section 4.5), a Participant’s Deferral Subaccount(s) for a Mandatory Deferral shall be distributed upon the earliest of the following to occur:

(a) The Specific Payment Date for the Deferral Subaccount pursuant to the distribution rules of Section 6.2;

(b) The Participant’s Separation from Service (other than account of a death) pursuant to the distribution rules of Section 6.3;

(c) The Participant’s death pursuant to the distribution rules of Section 6.4;

(d) The occurrence of an Unforeseeable Emergency with respect to the Participant pursuant to the distribution rules of Section 6.6.

6.8 Valuation. In determining the amount of any individual distribution pursuant to this Article, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is used in determining the amount of the distribution under this Article. If a particular Section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that immediately precedes such distribution. In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution from the Deferral Subaccount (or a partial distribution under Section 6.6 relating to an Unforeseeable Emergency), such distribution shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Distribution Valuation Date immediately preceding the payment date for such installment (or partial distribution). The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such immediately preceding Distribution Valuation Date (determined before reduction of the Deferral Subaccount as of such Distribution Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the Deferral Subaccount.

6.9 Section 162(m) — Automatic Deferral. Notwithstanding any other provision of this Plan to the contrary, and subject to the requirements of Treas. Reg. §1.409A-2(b)(7)(i), no amount shall be paid to any Participant before the earliest date on which the Employer’s federal income tax deduction for such payment is not precluded by Section 162(m) of the Code. In the event any payment is delayed solely as a result of the preceding restriction, such payment shall be made as soon as administratively feasible following the first date as of which the Employer reasonably anticipates that Section 162(m) of the Code no longer precludes the deduction by the Employer.

6.10 Impact of Section 16 of the Act on Distributions. The provisions of Section 5.3(c) and this Section 6.10 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.

(a) In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e) of the Act, if it were approved by the Company’s Board of Directors or the Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Compensation Committee, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

(b) Approval of Distributions: This Subsection shall govern the distribution of a deferral that (i) is wholly or partly invested in the Phantom PBG Stock Fund at the time the deferral would be valued to determine the amount of cash to be distributed to a Participant, (ii) either was the subject of a Second Look Election or was not covered by an agreement, made at the time of the Participant’s original deferral election, that any investments in the Phantom PBG Stock Fund would, once made, remain in that fund until distribution of the deferral, (iii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the Phantom PBG Stock Fund would be liquidated in connection with the distribution, and (iv) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in the Phantom PBG Stock Fund (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the Phantom PBG Stock Fund in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:

(1) In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the Phantom PBG Stock Fund in connection with the distribution, and

(2) The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, when the Deferral Subaccount related to the distribution is no longer invested in the Phantom PBG Stock Fund, or when the time between the liquidation and an opposite way transaction is sufficient.

6.11 Actual Date of Payment. An amount payable on a date specified in this Article VI shall be paid as soon as administratively feasible after such date; but no later than the later of (a) the end of the calendar year in which the specified date occurs; or (b) the 15 th day of the third calendar month following such specified date and the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment. The payment date may be postponed further if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or Beneficiary), and the payment is made in the first calendar year in which the calculation of the amount of the payment is administratively practicable.

ARTICLE VII – PLAN ADMINISTRATION

7.1 Plan Administrator. The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. Any such delegation shall state the scope of responsibilities being delegated.

7.2 Action. Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.

7.3 Powers of the Plan Administrator. The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:

(a) To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b) To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

(c) To compute and certify to the Employers the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d) To authorize all disbursements by the Employer pursuant to this Plan;

(e) To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To establish or to change the phantom investment options or arrangements under Article V;

(i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j) Notwithstanding any other provision of this Plan except Section 7.6 (relating to compliance with Section 409A), the Plan Administrator or the Recordkeeper may

take any action the Plan Administrator deems is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the effective date of intra-fund transfers or the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.4 Compensation, Indemnity and Liability. The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Employers. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Employers. No member of the Committee (which serves as the Plan Administrator), and no individual acting as the delegate of the Committee, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Employers will indemnify and hold harmless each member of the Committee and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the Committee (or his or her serving as the delegate of the Committee), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.5 Withholding. The Employer shall withhold from amounts due under this Plan any amount necessary to enable the Employer to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax withholding provisions of the Code, by an applicable state’s income tax provisions, or by an applicable city, county or municipality’s earnings or income tax provisions. The Employer shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any Social Security or Medicare taxes which may be required with respect to amounts accrued by a Participant hereunder, as determined by the Company.

7.6 Conformance with Section 409A. At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator, the Recordkeeper or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A or if such action would adversely affect the grandfather of the Pre-409A Program. If the failure to take an action under the Plan would violate Section 409A, then to the extent it is possible thereby to avoid a violation of Section 409A, the rights and effects under the Plan shall be altered to avoid such violation. A corresponding rule shall apply with respect to a failure to take an action that would adversely affect the grandfather of the Pre-409A Program. Any provision in this Plan document that is determined to violate the requirements of Section 409A or to adversely affect the grandfather of the Pre-409A Program shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. A corresponding rule shall apply with respect to a provision that is required to preserve the grandfather of the Pre-409A Program. In all cases, the provisions of this section shall apply notwithstanding any contrary provision of the Plan that is not contained in this section.

ARTICLE VIII – CLAIMS PROCEDURE

8.1 Claims for Benefits. If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.2 Appeals of Denied Claims. Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. However, if special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period.

ARTICLE IX – AMENDMENT AND TERMINATION

9.1 Amendment of Plan. The Compensation and Management Development Committee of the Board of Directors of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Committee. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

Notwithstanding the preceding, the Company’s Senior Vice President — Human Resources may amend the Plan without the consent of the Compensation and Management Development Committee for the purposes of (i) conforming the Plan to the requirements of law, (ii) facilitating the administration of the Plan, and (iii) clarifying provisions based on the Committee’s interpretation of the document; provided that such amendment does not relate to the Plan provisions and restrictions for ensuring compliance with Rule 16b-3 of the Act.

9.2 Termination of Plan:

(a) The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Compensation and Management Development Committee of the Board of Directors, or through its entire Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.

(b) Notwithstanding subsection (a), a termination of the Plan must comply with the provisions of Section 409A including, but not limited to, aggregation of plans of the same type, restrictions on the timing of final distributions, and the adoption of future deferred compensation arrangements.

ARTICLE X – MISCELLANEOUS

10.1 Limitation on Participant’s Rights. Participation in this Plan does not give any Participant the right to be retained in the Employer’s or Company’s employ (or any right or interest in this Plan or any assets of the Company or Employer other than as herein provided). The Company and the Employers reserve the right to terminate the employment of any Participant without any liability for any claim against the Company or the Employers under this Plan, except for a claim for payment of deferrals as provided herein.

10.2 Unfunded Obligation of Individual Employer. The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires the Company or an Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of the Employer with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his or her Beneficiary.

10.3 Receipt or Release. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Recordkeeper, the Employers and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.4 Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of New York. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.5 Adoption of Plan by Related Employers. The Plan Administrator may select as an Employer any subsidiary or affiliate related to the Company by ownership (and that is a member of the PBG Organization), and permit or cause such subsidiary or affiliate to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

10.6 Gender, Tense and Examples. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including”

followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.7 Successors and Assigns; Nonalienation of Benefits. This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or any Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

10.8 Facility of Payment. Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

This 2009 Restatement is hereby adopted and approved by the Company’s duly authorized officer this      day of         , 2008, to be effective as stated herein.

THE PEPSI BOTTLING GROUP, INC.

By:

Name:

Title:

LAW DEPARTMENT APPROVAL

By:

Name:

Title:

AMENDMENT TO THE

PBG EXECUTIVE INCOME DEFERRAL PROGRAM

2009 RESTATEMENT

The PBG Executive Income Deferral Program 2009 Restatement (the “Plan”) is hereby amended as set forth below, effective as of the “Effective Time” (as defined in Amendment No. 9 below) and contingent upon the occurrence of the Effective Time.

1.	Section 1.1 of the Plan is amended in its entirety to read as follows:

“1.1 History and Purpose. The Pepsi Bottling Group, Inc. established the PBG Executive Income Deferral Program (the “Plan”) to permit Eligible Executives to defer base pay and certain other compensation under its executive compensation programs. The Plan was originally adopted effective as of April 7, 1999. Thereafter, the Plan was amended and restated in its entirety effective as of October 11, 2000 (subject to other specific effective dates set forth therein).

The earned and vested account balances in the Plan were frozen as of December 31, 2004, except for adjustments for earnings and losses, because of Section 409A of the Internal Revenue Code enacted by the American Jobs Creation act of 2004 (“Section 409A”). Contributions after 2004 and amounts that were not vested as of December 31, 2004, were credited to separate accounts designed to comply with Section 409A. The Plan was amended and restated effective January 1, 2009 to comply with Section 409A and was again amended in December 2009 to revise the definition of “Employer,”

PepsiCo, Inc. (the “Company”) assumed sponsorship of the Plan from PBG as a result of the acquisition of PBG by Pepsi-Cola Metropolitan Bottling Company, a subsidiary of the Company, effective as of the Effective Time (as defined in Article II). PBG adopted certain amendments to the Plan prior to the Effective Time, contingent upon the occurrence of the Effective Time, to facilitate PepsiCo’s assumption of the role of the Plan’s sponsor. This amendment also closed the Plan to new Participants as of December 31, 2010 and prohibited the deferral of Base Compensation and Bonus Compensation otherwise scheduled to be payable after such date.”

2.	The definition of “Company” in Section 2.7 of the Plan is amended in its entirety to read as follows:

“2.7 Company. PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors. Prior to the Effective Time, “Company” means The Pepsi Bottling Group, Inc.”

3.	The definition of “Employer” in Section 2.12 is amended in its entirety to read as follows:

“2.12 Employer. The Company and each of the Company’s subsidiaries and affiliates (if any) that is currently designated as an Employer by the Plan Administrator. An entity shall be an Employer hereunder only for the period that it is (i) so designated by the Plan Administrator, and (ii) a member of the PepsiCo/PBG Organization. Notwithstanding the preceding, any member of the PepsiCo/PBG Organization which is not otherwise considered an Employer pursuant to the preceding shall be an Employer (i) solely with respect to any individual who becomes an employee of such member and who, immediately preceding such employee’s date of hire by such member, was an Eligible Executive who made an irrevocable deferral election for the Plan Year in which such employment occurs, and (ii) solely for the remainder of the Plan Year during which such individual becomes an employee of such member.”

4.	The definition of “PBG Organization” in Section 2.17 is deleted and replaced with the following:

“2.17 PepsiCo/PBG Organization. The controlled group of organizations of which the Company is a part, as defined by Section 414 (b) and (c) of the Code and the regulations issued thereunder. An entity shall be considered a member of the PepsiCo/PBG Organization only during the period it is one of the group of organizations described in the preceding sentence. The application of this definition for periods prior to the Effective Time shall take into account the different definition of “Company” that applies before the Effective Time.”

All references in the Plan to “PBG Organization” are deleted and replaced with “PepsiCo/PBG Organization.”

5.	The definition of “Plan Administrator” in Section 2.20 of the Plan is amended in its entirety to read as follows:

“2,20 Plan Administrator. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. As of the Effective Time, the Company’s Senior Vice President, Compensation and Benefits is delegated the responsibility for the operational administration of the Plan. In turn, the Senior Vice President, Compensation and Benefits, has the authority to re-delegate operational responsibilities to other persons or parties. As of the Effective Time, the Senior Vice President, Compensation and Benefits, has re-delegated certain operational responsibilities to the Recordkeeper. However, references in this document to the Plan Administrator shall be understood as referring to the Compensation Committee, the Senior Vice President, Compensation and

Benefits and those delegated by the Senior Vice President, Compensation and Benefits other than the Recordkeeper. All delegations made under the authority granted by this Section are subject to Section 6.10(a).”

6.	The second paragraph of Section 2.23 is deleted.

7.	Section 2.26 is amended in its entirety to read as follows:

“2.26 Separation from Service. A Participant’s separation from service as defined in Section 409A. The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.”

8.	Section 2.28 is amended by adding the following new subsection (d) at the end thereof:

“(d) Identification of Specified Employees On and After the Effective Time. Notwithstanding the foregoing, for the periods on after the Effective Time, Specified Employees shall be identified as follows:

(1) For the period that begins on the Effective Time and ends on March 31, 2010, Specified Employees shall be identified by combining the lists of Specified Employees of all members of the PepsiCo/PBG Organization as in effect immediately prior to the Effective Time. The foregoing method of identifying Specified Employees is intended to comply with Treas. Reg. § 1.409 A-1 (i)(6)(i), which authorizes the use of an alternative method of identifying Specified Employees that complies with Treas. Reg. §§ 1.409A-l(i)(5) and -l(i)(8), and Section VII.C4.d of the Preamble to the Final Regulations under Section 409A of the Code, which permits “service recipients to simply combine the pre-transaction separate lists of specified employees where it is determined that such treatment would be administratively less burdensome.”

(2) For periods beginning on or after April 1, 2010, Specified Employees under any plan or arrangement sponsored by a member of the PepsiCo/PBG Organization that is subject to Section 409A of the Code shall be identified in accordance with an alternative method of identifying Specified Employees under Treas. Reg. § 1.409A-l(i)(5) adopted on a global basis by the Company for all such plans and arrangements, or if no such alternative method is adopted, in accordance with the default method for identifying Specified Employees under Treas. Reg. § 1.409A-l(i)(l), (2), (3) and (4).”

9.	The following new definition is added to Article II:

“Effective Time. The meaning that applies to that term in the Agreement and Plan of Merger dated as of August 3, 2009, among The Pepsi Bottling Group, Inc., PepsiCo, Inc., and Pepsi-Cola Metropolitan Bottling Company, Inc.”

10.	The first sentence of Section 3.1 (a)(l) is amended in its entirety to read as follows:

“(1) Subject to the election timing rules of Article IV, an Executive who is classified as salary band El (or its equivalent) or above shall be eligible to defer compensation under the Plan, provided that an Eligible Executive who makes an irrevocable election to participate for a Plan Year shall remain an Eligible Executive for the remainder of that Plan Year regardless of whether such Executive: (i) is subsequently classified in a salary band below El (or its equivalent), or (ii) transfers to employment with a member of the PepsiCo/PBG Organization that is not an Employer.”

11.	New Section 3.4 is added to the Plan to read as follows:

“3.4 Acquisitions and Divestitures. A written agreement between an Employer and a party that is not part of the PepsiCo Organization regarding the purchase or sale of a business unit, division, or subsidiary (“Business”) may provide for the termination or commencement of the participation of Executives in this Plan. Absent specific provision in such agreement to the contrary:

(a) Each Executive of a Business that is sold shall cease being eligible for this Plan upon such sale; and

(b) No Executive of a Business that is acquired shall be eligible for this Plan except as otherwise designated in the Plan or in such documents related to the Plan as the Plan Administrator may designate from time to time.

Unless otherwise specifically provided therein, for purposes of Article IX (amendment and termination of the Plan), approval and execution of a written agreement of acquisition or divestiture by one or more Employers is approval by the Company of the designation of Plan eligibility under such agreement and authorization from the Company to the Plan Administrator to carry out the provisions and intent of such agreement.”

12.	New Section 3.5 is added to the Plan to read as follows:

“3.5 Plan Closed to New Participants as of December 31, 2010. Notwithstanding any provision of the Plan to the contrary, the Plan is closed to new Participants as of December 31, 2010.”

13.	Section 4.1 is amended by adding a new subsection (d) at the end thereof to read as follows:

“(d) Deferral of Compensation Payable After 2010 Prohibited. Notwithstanding any provision of the Plan to the contrary, an individual shall not be eligible to defer Base Compensation or Bonus Compensation under the Plan that otherwise would be scheduled to be payable to him after December 31, 2010.”

14.	Section 5.2(b)(l) of the Plan is amended in its entirety to read as follows:

“(1) Phantom PBG Stock Fund.

(i) Participant Accounts invested in this phantom option are adjusted to reflect an investment in the PBG Stock Fund, which is offered under the PBG 401(k) Savings Program. An amount deferred or transferred into this option is converted to phantom units in the PBG Stock Fund by dividing such amount by the NAV of the fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. A Participant’s interest in the Phantom PBG Stock Fund is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to the Participant’s Account on such date by the NAV of a unit in the PBG Stock Fund on such date. If shares of PBG Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom units credited to an Account or Subaccount as the Plan Administrator may determine to be necessary or appropriate. In no event will shares of PBG Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of PBG Common Stock on account of an interest in this phantom option.

(ii) In accordance with subparagraph (i) above, and effective as of the Effective Time, the portion of a Participant’s Account that is invested in the Phantom PBG Stock Fund immediately prior to the Effective Time shall be converted to reflect a phantom investment in the PepsiCo Common Stock Fund, which is offered under the PepsiCo 401(k) Plan for Salaried Employees. Such conversion shall be applied by converting the Participant’s phantom units in the PBG Stock Fund into phantom units in the PepsiCo Common Stock Fund in a manner that provides an equivalent phantom value before and after the conversion. References in the Plan to the Phantom PBG Stock Fund (including Sections 5.3(c), 6.1 and 6.10) shall be applied, on and after the Effective Time, by taking into account this conversion.”

15.	The second paragraph of Section 9.1 is deleted.

16.	A new Appendix A is added to the Plan to read as set forth in Attachment A of this Amendment.

17.	A new Appendix B is added to the Plan to read as set forth in Attachment B of this Amendment.

18.	Minor corrections to the Plan necessary to carry forth the above amendments, including re-alphabetizing and renumbering the defined terms in Article II to reflect changes thereto, and corrections to cross-references affected by these amendments, shall be made as necessary after applying the foregoing amendments.

THE PEPSI BOTTLING GROUP, INC.

By:	/s/ John L. Berisford
John L. Berisford
Title:	Senior Vice President of Human Resources

Date:	2/19/2010

LAW DEPARTMENT APPROVAL:

By:	/s/ Christine Morace
The Pepsi Bottling Group, Inc. Law Department

Consented to and approved by: PEPSICO, INC.

By:	/s/ Cynthia M. Trudell
Cynthia M. Trudell
Title:	Senior Vice President and Chief Personnel Officer

Date:	2/18/2010

LAW DEPARTMENT APPROVAL:

By:	/s/ Christopher Bellanca
PepsiCo, Inc. Law Department

Attachment A

“APPENDIX ARTICLE A

Participating Employers

The following members of the PepsiCo/PBG Organization have been designated as Employers as of December 31, 2009:

Pepsi Bottling Group, Inc. (PBG)

Bottling Group Holdings, Inc. (BGH)

Pepsi Bottling Group Global Finance LLC

International Bottlers Management Co LLC

C&I Leasing, Inc.

Woodlands Insurance Co.

Gray Bern Holdings, Inc.

Newbern Transport Corporation

Bottling Group LLC (BGLLC)

PBG Michigan LLC

Hillwood Bottling LLC

Grayhawk Leasing LLC”

Attachment B

“APPENDIX ARTICLE B

Special Provisions Related to the Merger of

The Pepsi Bottling Group and PepsiAmericas, Inc.

into the Pepsi-Cola Metropolitan Bottling Company. Inc.

B.I Purpose and Effect. The purpose of this Article is to provide for a “home plan rules” approach for employees who move between, or are newly hired by, a “PepsiCo Business,” a “PAS Business” or a “PBG Business” (each as defined below) following the merger of The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc. into the Pepsi-Cola Metropolitan Bottling Company, Inc., a wholly owned subsidiary of the Company. The provisions of this Article govern over the provisions of the main Plan document that may conflict or be inconsistent with the provisions of this Article, except as otherwise provided herein. This Article is effective as of the Effective Time (as defined in Article II).

B.2 Definitions. The definitions listed below apply for purposes of this Article B. Any other defined term used herein shall have the meaning applied to that term under the main portion of the Plan document.

(a) “PAS Business” means each Employer, division of an Employer or other organization subdivision of an Employer that the Company classifies as part of the PepsiAmericas business.

(b) “PBG Business” means each Employer, division of an Employer or other organization subdivision of an Employer that the Company classifies as part of the Pepsi Bottling Group business.

(c) “PepsiCo Business” means each Employer, division of an Employer or other organization subdivision of an Employer that the Company classifies as part of the PepsiCo business.

B.3 Participating Employers. A PBG Business shall be a Participating Employer if it is identified as such in Appendix Article A. PepsiCo Businesses and PAS Businesses are not Participating Employers, except with respect to an employee who is hired by a PepsiCo Business or PAS Business on or after the Effective Time and who is an Executive immediately before such date of hire.

B.4 Eligibility to Participate. An individual who is hired by a PBG Business that is a Participating Employer after the Effective Time shall be eligible to participate in the Plan upon satisfying the Plan’s eligibility requirements (and shall not be eligible to participate in the non-qualified defined contribution plan of another member of the PepsiCo/PBG Organization), to the same extent that he would have been eligible to participate had his date of hire occurred prior to the Effective Time, unless he was employed by a member of the PepsiCo/PBG Organization that is not a PBG Business immediately before such date of hire with a PBG Business. Employees of a PepsiCo Business and PAS Business are ineligible to participate in this Plan, except that an individual who is hired by a PepsiCo Business or PAS Business on or after the Effective Time, and who is an Executive immediately before such date of hire, shall be eligible to continue participating in this Plan for so long as he is continuously employed by a member of the PepsiCo/PBG Organization, to the same extent as if he had remained an Executive.

B.5 No Special Rights. Nothing in this Article is intended as an exception to the Plan’s prohibition on new Participants after December 31, 2010 in Section 3.5, or to the prohibition on deferrals of Base Compensation or Bonus Compensation otherwise payable after December 31, 2010 in Section 4.1(d), or as a conferral of any other rights under the Plan not specifically authorized herein.”

FIRST AMENDMENT

TO THE

PBG

EXECUTIVE INCOME DEFERRAL PROGRAM

(2009 RESTATEMENT)

The Pepsi Bottling Group, Inc. (the “Company”) established the PBG Executive Income Deferral Program (the “Plan”) to permit Eligible Executives to defer base pay and certain other compensation under its executive compensation programs. The Plan was originally adopted effective as of April 7, 1999. Thereafter, the Plan was amended and restated in its entirety effective as of October 11, 2000 (subject to other specific effective dates set forth therein). The Plan was further amended and restated effective January 1, 2009 (the “2009 Restatement”) to comply with Section 409A of the Internal Revenue Code. The 2009 Restatement governs payment of contributions after 2004 and amounts that were not vested as of December 31,2004.

The Company now desires to amend the 2009 Restatement to clarify that subsequent elections regarding the time and form of payment are available only to participants who are active employees.

NOW, THEREFORE, Section 4.5(b) of the Plan is hereby amended, effective as of January 1, 2009, to read in its entirety as follows:

(b) Requirements for Second Look Elections. A Second Look Election must comply with all of the following requirements:

(1) If a Participant’s initial election specified payment based on a Specific Payment Date, the Participant may only make a Second Look Election if the election is made at least twelve months before the Participant’s original Specific Payment Date. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that is at least 5 years after the original Specific Payment Date.

(2) A Second Look Election will not be effective until twelve months after it is made.

(3) A Separation from Service may not be specified as the payout date resulting from a Second Look Election.

(4) A Participant may make only one Second Look Election for each individual deferral, and all Second Look Elections must comply with all of the requirements of this Section 4.5.

(5) A Participant who changes the form of his or her payment election from lump sum to installments will be subject to the provisions of the Plan regarding installment payment elections in Section 4.4, and such installment payments must begin no earlier than 5 years after when the lump sum payment would have been paid based upon the Participant’s initial election.

(6) If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect installment payments over a greater number of years, the election will be subject to the provisions of the Plan regarding installment payment elections in Section 4.4, and the first payment date of the new installment payment schedule must be no earlier than 5 years after the first payment date that applied under the Participant’s initial installment election.

(7) If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect instead payment in a lump sum, the earliest payment date of the lump sum must be no earlier than five years after the first payment date that applied under the Participant’s initial installment election.

(8) For purposes of this section, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.

(9) A Second Look Election may be made only by a Participant who is an active employee of an Employer.

A Second Look Election will be void and payment will be made based on the Participant’s original election under Sections 4.3 and 4.4 if all of the provisions of the foregoing Paragraphs of this subsection are not satisfied in full. However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of this subsection, the Participant’s original election shall be superseded (including the Specific Payment Date specified therein), and this original election shall not be taken into account with respect to the deferral that is subject to the Second Look Election.

This First Amendment is hereby adopted and approved by the Company’s duly authorized officer this 23rd day of December, 2009.

THE PEPSI BOTTLING GROUP, INC.

By:	/s/ John Berisford
Name:	John Berisford
Title:	SVP Human Resources

LAW DEPARTMENT APPROVAL

By:	/s/ Christine Morace
Name:	Christine Morace
Title:	Senior Counsel